Exhibit 99.2

Alight Announces Executive Leadership Changes

— Jeremy Heaton promoted to Chief Financial Officer while Katie Rooney focuses on supporting the closure of the Payroll and Professional Services divestiture —

— Greg Goff promoted to President —

Lincolnshire, Ill., May 8, 2024—Alight (NYSE: ALIT or the “Company”) today announced two leadership promotions as part of the Company’s ongoing transformation. Jeremy Heaton, who has been with the Company for four years most recently serving as Operating Chief Financial Officer, will assume the role of Chief Financial Officer, effective today. Mr. Heaton brings more than two decades of financial experience, including more than 20 years at GE in global financial management. Katie Rooney will step down from her position as Global Chief Financial Officer after over 15 years of distinguished service with the Company, and will continue in her role as Chief Operating Officer supporting the Payroll & Professional Services divestiture until close of the transaction anticipated to be mid-year 2024, after which she will step down.

Also today, Greg Goff, most recently serving as Alight’s Chief Technology and Delivery Officer, will assume the role of President, with continued oversight of product, technology and delivery. In his role as Chief Technology and Delivery Officer, Goff has overseen key transformational initiatives including the development of Alight Worklife® and the Company’s ongoing cloud migration project. Mr. Goff has been with Alight since 2020 and has 23 years of experience in the technology industry.

“Today’s announcement is a celebration of three pillars of the Alight leadership team, and is the result of thoughtful, long-term planning that coincides with the Company’s transformation toward a more simplified and focused platform company,” said Stephan Scholl, CEO of Alight. “We are pleased to promote Jeremy, who has been partnering closely with Katie for natural succession into the role after Katie was promoted into the COO role nine months ago. His track record of excellence and deep understanding of Alight’s business, financial function, and investor community uniquely position him to guide our financial team as he has already been doing in his previous capacity for the past nine months.

Jeremy and team are well-positioned as a result of Katie’s vision and leadership. She has been instrumental in steering our finance team and overall firm direction both before and after our public listing. On behalf of our 18,000 employees, our entire executive leadership team thanks Katie for her steadfast dedication to the Company, its people and its clients and we look forward to her ongoing contributions in support of the closure of the Payroll & Professional Services divestiture.

We are also pleased to announce Greg’s promotion to President, reflecting his remarkable contributions to our technology transformation and the valued perspective he will bring to his new role. Overseeing product and delivery, Greg has been at the forefront of articulating our outcomes-based approach to clients and in his new role, he will have an even greater opportunity to engage with a broader set of key stakeholders. His passion and expertise with artificial intelligence, analytics, platform innovation and client centricity will benefit us greatly in our journey forward.”

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth, and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Investor Contact:

Jeremy Cohen

Investor.Relations@alight.com

Media Contacts:

Mariana Fischbach

mariana.fischbach@alight.com